EXHIBIT 23

Coopers
& Lybrand L.L.P.

               Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of Modine Manufacturing Company and Subsidiaries on Form S-8 (File Numbers 2-63714, 2-86984, 2-87299, 2-86985, 33-1764, 33-58544,
2-55398, 33-66436, 33-66438, 33-66442, 33-66440, 33-54719, 33-54721,
33-54723, 33-54725, 333-29789, and 333-52639) of our reports dated
April 28, 1998 on our audits of the consolidated financial statements and financial statement schedule of Modine Manufacturing Company and Subsidiaries as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, which reports are incorporated by reference in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.


Chicago, Illinois
June 17, 1998

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